Exhibit 99.1

News Release

From Nuance

Communications, Inc.

Nuance Appoints Robert Finocchio to its Board of Directors

BURLINGTON, Mass., – May 1, 2015 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced that Robert Finocchio has joined the company’s Board of Directors, effective immediately.

Robert Finocchio is a corporate director, private investor, and Dean’s Executive Professor of Management at Santa Clara University. He brings decades of experience leading strategy, operations and business development for large, high-profile technology companies. Previously, he served as President, CEO, and Chairman of Informix Corporation where he helped lead the stabilization of the company. Prior to Informix, he spent nine years at 3Com Corporation, where he last served as President of 3Com Systems. He has also served in numerous executive and management roles at IBM, Rolm Corporation and Bank of America.

“It is our pleasure to welcome Robert to the Nuance Board of Directors,” said Paul Ricci, Nuance Chairman and CEO. “He brings valuable hands-on experience in driving growth, profitability and investments for technology companies. We look forward to his insights and many contributions to our strategy and operations.”

Robert Finocchio said “I have long admired the company and its attractive market position. I look forward to working with the management team and Board to deliver increasing value to our stakeholders.”

Mr. Finocchio is a trustee of Santa Clara University where he is also a Dean’s Executive Professor. He holds a BS from Santa Clara University and an MBA from Harvard Business School. He also serves on the boards of Broadcom Corporation, Echelon Corporation, JustAnswer.com, Silver Peak Corporation and Vistage International.

About Nuance Communications, Inc.

Nuance Communications, Inc. (NASDAQ: NUAN) is a leading provider of voice and language solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with devices and systems. Every day, millions of users and thousands of businesses experience Nuance’s proven applications. For more information, please visit: www.nuance.com.

Nuance and the Nuance logo are trademarks or registered trademarks of Nuance Communications, Inc. or its subsidiaries in the United States of America and/or other countries. All other company names or product names may be the trademarks of their respective owners.

Contact

Richard Mack – mailto:richard.mack@nuance.com (781) 565-5000

Nuance Communications, Inc.